SUMMIT ENTERPRISES, INC.
                                   OF VIRGINIA

                                 August 14, 1998




Mr. James W. Benson
SpaceDev
7940 Silverton Ave., Suite 202
San Diego, CA 92126

Dear Jim:

Enclosed is the AGREEMENT FOR LICENSE AND PURCHASE OF TECHNOLOGY, along with schedules A and B. We do not have a signed page 11 under Schedule B -- Form of Warrant. Please send us a signed copy of page 11.

                                             Sincerely,

                                             /s/ Alan M. Voorhees/AH
                                             Alan M. Voorhees

AMV/ayh

Enclosure






            1308 Devils Reach Road, Suite 302, Woodbridge, Va 22192
                   703/490-5355 (local) 703/643-2481 (metro)

                AGREEMENT FOR LICENSE AND PURCHASE OF TECHNOLOGY

          This agreement (the "Agreement") for the license, purchase and sale of hybrid rocket motor technology and related engineering and trade secrets is entered into on this _____ day of August 1998, by and between SPACEDEV, INC., a Colorado corporation (hereinafter referred to as "SpaceDev"); and Alan M. Voorhees (hereinafter referred to as "Voorhees").

          A. Voorhees has acquired certain assets consisting of rocket motor technology and related models, engineering, drawing, trade secrets and proprietary information from a company known as AMROC as described on the attached SCHEDULE A to this Agreement (hereinafter referred to as the "Technology."

          B. Voorhees desires to license and sell the Technology to SpaceDev and SpaceDev desires to license and purchase such Technology from Voorhees pursuant to the terms of this Agreement.

          THEREFORE, the parties hereto agree as follows:

          1. PURCHASE AND SALE OF THE TECHNOLOGY.
             ------------------------------------

             1.1. Subject to the terms and conditions hereinafter set forth, SpaceDev agrees to purchase from Voorhees and Voorhees agrees to sell to SpaceDev all tight, title and interest in the Technology including, but not limited to all the engineering, drawings, designs, formulas and know-how along with all equipment and other items of tangible personal property required to further develop, manufacture, sell or make use of the Technology, and all data, files, documentation, telephone numbers, computer disks, computer tapes, computer programs and all other data used in connection with the Technology.

             1.2. The sale, conveyance, assignment and transfer of the Technology shall be free and clear of all liens, encumbrances, liabilities or obligations.

             1.3. Notwithstanding anything to the contrary contained in this Agreement, the transfer of title to the Technology shall become effective only upon receipt by Voorhees of the Consideration (as defined in Section 4 hereof).

             1.4. Voorhees shall be responsible for the payment of any sales and/or use taxes arising out of the transfer of the Technology. SpaceDev shall not be responsible for any sales tax, payroll, personal property, occupation, withholding or similar tax or any taxes of any kind related to Voorhees's prior ownership or use of the Technology.

          2. LIABILITIES.
             ------------

             2.1. SpaceDev shall assume no liabilities in connection with the Technology.

          3. EXCLUSIVE LICENSE.
             ------------------

             3.1. Until the Consideration described in Section 4 below is paid according to the terms of that section, Voorhees grants to SpaceDev the exclusive royalty free right to use, license, sell, apply for patents or trademarks, market, manufacture and utilize the Technology and any improvements thereon throughout the world in the sole discretion of SpaceDev (the "License Rights"). The License Rights may only be canceled pursuant to the termination of this Agreement as provided in Section 8 hereof.

          4. THE CONSIDERATION.
             ------------------

             4.1. In exchange for the license and transfer of Technology as provided herein, SpaceDev shall pay the following Consideration (the "Consideration") to Voorhees:

                  4.1.1. WARRANTS ON EXECUTION. On the execution of this Agreement, SpaceDev shall issue to Voorhees Warrants to purchase twenty-five thousand (25,000) shares of SpaceDev common stock, par value $.0001 per share (the "Common Stock").

                  4.1.2. CONTINUING WARRANTS. For the first three (3) years of this Agreement, Voorhees shall receive the greater of the Warrants described in subparagraphs 4.1.2.1 or 4.1.2.2 below. Commencing with the fourth year of this Agreement, Voorhees shall only receive the Warrants described in subparagraph
4.1.2.1 below.

                         4.1.2.1. REVENUE WARRANTS. A warrant to purchase one
(1) share of Common Stock for each one hundred and twenty-five dollars ($125.00) in Revenue (as defined herein) earned by SpaceDev from the license, sale, use or other disposition of the Technology. For purposes of this Agreement, "Revenue" shall mean the income (as determined pursuant to GAAP) received from the license, sale, use or other disposition of the Technology whether or not pursuant to the terms of any oral or written agreement, contract or relationship (a "Contact") between SpaceDev and a third party in which the Technology is part of the product or service provided. SpaceDev agrees to set forth in each Contact, if written, a line item description of each product or service sold and the price charged for each line item setting out the price for the sale or use of the Technology. The calculation of Revenue will be completed each calendar quarter, commencing on the first full calendar quarter after the execution of this Agreement, based on a review of all Contracts by SpaceDev, and if so requested, by Voorhees.

                         4.1.2.2. ANNUAL WARRANTS. Warrants to purchase
twenty-five thousand (25,000) shares of SpaceDev Common Stock on the first three
(3) annual anniversaries of the execution of this Agreement.

             4.2. MAXIMUM CONSIDERATION. The total Consideration paid pursuant to this Agreement shall not exceed (1) Warrants to purchase three million (3,000,000) shares of Common Stock, or (ii) six million dollars ($6,000,000) in Recognized Value. "Recognized Value" shall mean the sum of (a) the cumulative difference between the Market Price (as defined herein) of the Common Stock and the Strike Price (as defined herein) for each Warrant then owned by Voorhees, and (b) the cumulative difference between the Market Price on the date of

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

exercise and the Strike Price for each Warrant previously exercised by Voorhees. The parties will compute the Recognized Value each time Warrants are due to be issued under this Agreement to determine if the Maximum Consideration has been reached. "Market Price" shall mean the average of the daily closing prices of the Common Stock on the Nasdaq Stock Exchange or such other national or regional stock exchange or over the counter market on which the Common Stock is then traded for the ten (10) trading days prior to the date on which the Market Price is being determined. In the event that Recognized Value or Market Price shall be determined in connection with a Change in Control (as defined herein) the Market Price shall be determined as of the date ninety (90) days prior to public knowledge of such Change in Control.

             4.3. MAXIMUM PAYOUT TERM. The Consideration shall be deemed paid in full and all sums due to Voorhees under this Agreement shall be deemed satisfied on the tenth anniversary of this Agreement, even if the Maximum Consideration described in Section 4.2 has not been paid by this date.

             4.4. TERMS OF THE WARRANTS. All of the Warrants issued pursuant to this Agreement shall be substantially in the form attached hereto as SCHEDULE B. All Warrants issued under this Agreement will be immediately exercisable and will expire on the fifth anniversary of their issuance. The exercise price for the Warrants (the "Strike Price") shall be an amount equal to fifty percent (50%) of the Market Price on the date such Warrant is issued.

             4.5. PROTECTION AGAINST DILUTION. The Strike Price for the shares of Common Stock and number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment from time to time as provided in the Warrant attached hereto as Schedule B.

             4.6. FUTURE EQUITY FINANCING. In the event SpaceDev seeks additional equity financing in the public or private market at a price below the Strike Price with respect to any Warrants then owned by Voorhees, SpaceDev agrees to allow Voorhees a right to participate in that financing up to Voorhees's percentage ownership in the Company on a fully diluted basis.

             4.7. STATUTORY WARNING. THE WARRANTS THAT ARE BEING ISSUED BY SPACEDEV AS THE CONSIDERATION FOR THIS AGREEMENT ARE SECURITIES AS DEFINED BY THE SECURITIES ACT OF 1933, AS AMENDED. THE WARRANTS AND THE COMMON STOCK THAT WILL BE ISSUED ON THE EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OF THE UNITED STATES OR WITH ANY STATE SECURITIES AGENCY. ON THE EXERCISE OF THE WARRANTS THE HOLDER WILL REPRESENT TO THE COMPANY THAT THE SHARES ARE BEING ACQUIRED FOR HIS/HER OWN ACCOUNT AND NOT WITH A VIEW TOWARDS RESALE OR OTHER DISTRIBUTION AND ACKNOWLEDGE THE COMMON STOCK HAS NOT BEEN REGISTERED. THE SALE OR TRANSFER OF ANY WARRANT OR ANY SHARE OF COMMON STOCK ISSUED PURSUANT TO A WARRANT MAY BE ILLEGAL WITHOUT REGISTRATION OR QUALIFICATION UNDER AN EXEMPTION FROM REGISTRATION SPACEDEV HAS NO PLANS TO REGISTER THE SHARES OF

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

COMMON STOCK THAT WILL BE ISSUED PURSUANT TO THE WARRANTS DESCRIBED HEREIN EXCEPT AS SET FORTH IN SECTION 4.8 BELOW.

             4.8. REGISTRATION OF SHARES. SpaceDev agrees to undertake registration with the U.S. Securities and Exchange Commission for the public sale of the Warrants or shares of Common Stock issued pursuant to such Warrants at the request of Voorhees. All costs and fees involved in any such registration shall be at the sole expense of Voorhees.

          5. RESERVED.

          6. WARRANTIES.

             6.1. SpaceDev acknowledges that it has conducted a thorough review of all aspects of the Technology. Voorhees makes no representations or warranties concerning the Technology and licenses and transfers the Technology to SpaceDev all faults. Voorhees shall have no duty to indemnify SpaceDev with respect to the Technology or with respect to any use that SpaceDev may make thereof.

          7. CONFIDENTIAL TREATMENT OF INFORMATION.

             7.1. SpaceDev covenants and agrees that any of the trade secrets or other confidential or proprietary information related in any way to the Technology which may from time to time be made available or become known to SpaceDev (the "Confidential Information") shall be treated as confidential, shall be used solely in connection with performance under the terms of this Agreement or any other agreement between Voorhees and SpaceDev and shall not be disclosed to any persons other than employees of SpaceDev who have a reasonable need for access thereto in connection with performance of this Agreement by SpaceDev. SpaceDev shall take all reasonable measures to protect the confidentiality of the Confidential Information. All memoranda or papers containing Confidential Information which SpaceDev may receive shall be returned to Voorhees upon request. To that end, and without limiting the generality of the foregoing provision, SpaceDev agrees to cause all written materials and other documents relating to or containing Confidential Information, including all sketches, drawings, reports and notes, and all copies, reprints, and reproductions, to be plainly marked to indicate the secret and confidential nature thereof and to prevent the unauthorized use or reproduction thereof.

          8. TERMINATION.

             8.1. TERMINATION BY VOORHEES. Voorhees reserves the right in his sole discretion to cancel this Agreement and terminate all License Rights granted hereunder if SpaceDev has not received Revenue (as defined herein) in the sum of three million five hundred thousand dollars ($3,500,000) on or before the fifth anniversary of the execution of this Agreement. In the event of such termination, the parties hereto agree that all right, title and interest in the Licenses Rights and the Technology shall remain to be the property of Voorhees.

             8.2. CHANGE IN CONTROL. In the event SpaceDev undergoes a Change in Control (as defined herein), this Agreement may be terminated at the option of Voorhees. Subject to

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

limitations in Section 4.2, in the event Voorhees elects to terminate this Agreement upon such Change in Control, SpaceDev shall, at the option of Voorhees, (i) pay to Voorhees, within 30 days of the Change in Control, the difference between $6,000,000 and the Recognized Value for all Warrants previously exercised, computed as of the date of such exercise, or (ii) issue to Voorhees a number of Warrants or shares of Common Stock equal to the difference between 3,000,000 shares and the number of shares of Common Stock issuable upon exercise of the Warrants then owned by Voorhees or previously exercised by Voorhees. "Change in Control" shall mean any reorganization or consolidation of SpaceDev with, or any merger of SpaceDev with or into, another entity (other than a consolidation or merger in which SpaceDev is the surviving corporation) or any sale or transfer to another entity of the majority of assets of SpaceDev.

          9. FURTHER ACTS AFTER CLOSING.

             9.1. FURTHER ACTS. Voorhees, at any time after the execution of this Agreement, will execute, acknowledge and deliver any further documents, instruments, conveyances and other assurances, documents and instruments of transfer reasonably requested by SpaceDev for the purpose of assigning, transferring, granting, conveying and confirming to SpaceDev or reducing to possession of any or all information or property to be conveyed and transferred under this Agreement. If requested by SpaceDev, Voorhees further agrees to prosecute or otherwise enforce in his own name for the benefit of SpaceDev any patents, trademarks, claims, rights or benefits that are licensed or transferred to SpaceDev under this Agreement and that require, as a matter of law, prosecution or enforcement in Voorhees's name. The expense incurred in any prosecution or enforcement of patent claims, rights, or benefits under this paragraph shall be borne by the respective parties to such proceeding.

             9.2. MUTUAL COOPERATION. The parties hereto agree to reasonably cooperate in any reasonable effort by either party to extend the current intellectual property rights associated with the Technology into foreign jurisdictions or to defend or to pursue any legal action regarding intellectual property rights associated with the Technology.

          10. COVENANT NOT TO COMPETE.

             10.1. As consideration for the issuance of the twenty-five thousand Warrants at the execution of this Agreement, Voorhees will not at any time, during the term of this Agreement without the written consent of SpaceDev, individually or jointly, or as a member, employee, or agent of any partnership, or an agent, shareholder or investor of any other corporation, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation, or control of, or consult with, or permit the use of their name by, or be conducted in any manner with, any technology which directly or indirectly competes with the Technology.

             10.2. The provisions of and enforcement of this section 10 will be excluded from the requirement to arbitrate disputes as set forth in Section 11.1 below. Any breach of this Section 10 may be enforced in a court of law or equity through any equitable or legal remedy

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

available including, but not limited to, monetary damages, injunctive relief or any other relief the court deems just and proper.

          11. MISCELLANEOUS.

             11.1. ARBITRATION OF DISPUTES.

                   11.1.1. Any controversy, dispute or claim arising out of the interpretation, performance or breach of this Agreement, including disputes as to the jurisdiction of the Arbitrator, but excluding any breach regarding the Covenant Not To Compete, shall be resolved at the request of any party hereto by a binding arbitration conducted by a single arbitrator in the Commonwealth of Virginia in accordance with the American Arbitration Association Commercial Arbitration Rules (the "Rules") except as modified by the terms of this Section. The arbitrator shall apply Virginia substantive law to the matter(s) which are the subject of the arbitration. The parties hereby agree that the Rules are modified as follows:

                   11.1.2. If the parties have not agreed to an Arbitrator within thirty (30) days after initiation of arbitration, then a Judicial Arbitration and Mediation Service shall appoint a single neutral Arbitrator as soon thereafter as practical.

                   11.1.3. The parties shall be permitted discovery, including depositions, under the supervision and rules set by the arbitrator; provided, however, that discovery shall be completed within forty-five (45) days of selection or appointment of the arbitrator. The arbitrator shall have power to impose such sanctions as the arbitrator deems appropriate for failure of a party or counsel for a party to comply with discovery rules established by the arbitrator.

                   11.1.4. A hearing before the arbitrator shall be held no later than ninety (90) days after initiation of arbitration, unless a hearing is waived by all parties.

                   11.1.5. No later than ten (10) days from the date of closing of the arbitration hearing, or, if an oral hearing has been waived, from the date of transmitting final statements and proofs to the arbitrator, the arbitrator shall render a written Decision.

             11.2. ASSIGNABILITY. Neither this Agreement nor any interest herein shall be assignable by either party without the prior written consent of the other party.

             11.3. ATTORNEYS' FEES AND COSTS. In any action or arbitration proceeding between the parties for the interpretation, reformation, enforcement or rescission of this Agreement, the prevailing party will be entitled to recover from the other party reasonable attorneys' fees and court and other litigation costs incurred.

             11.4. CAPACITY TO SIGN. All parties covenant that they possess all necessary capacity and authority to sign and enter this Agreement. All individuals signing this Agreement for a corporation, a partnership, or other legal entity, or signing under a power of attorney or as a trustee, guardian, conservator, or in any other legal capacity, covenant that they have the necessary capacity and authority to act for, sign, and bind the respective entity or principal on whose behalf they are signing.

             11.5. CAPTIONS. The article and section headings are for reference only and in no way define, limit, extend or interpret the scope of this Agreement or of any particular article or section.

             11.6. CONSTRUCTION. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party.

             11.7. COUNTERPARTS, SIGNATURES BY TELECOPY. This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one original agreement. The signature of a party which is delivered to the other party(ies) by telecopy, telegram or other electronic means shall constitute due delivery, provided that the original signature is delivered to the proper party by mail or in person within seventy-two (72) hours.

             11.8. EFFECTIVE DATE. The effective date of this Agreement shall be the date above first written.

             11.9. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with regard to the subject matter hereof. All agreements, covenants, representations and warranties, express and implied, oral and written, of the parties with regard to the subject matter hereof are contained herein, and in the schedules and exhibits hereto and the documents referred to herein are implementing the provisions hereof. All schedules and exhibits are incorporated by reference to be a part of this Agreement. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by either party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, negotiations, possible and alleged agreements and representations, covenants, and warranties with respect to the subject matter hereof are waived, merged herein and superseded hereby.

             11.10. GOVERNING LAW, EXCLUSIVE JURISDICTION. This Agreement is being delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws thereof. Each party consents to the exclusive jurisdiction and venue in any state or federal court located within such state for any action brought or maintained hereunder.

             11.11. MODIFICATION. No modification, waiver, or discharge of this Agreement will be valid unless it is in writing and signed by the party against whom the enforcement of the modification, waiver or discharge is or may be sought.

             11.12. NO THIRD-PARTY BENEFICIARY. Any agreement to pay any amount shall be only for the benefit of the parties hereto and their respective heirs, successors, and assigns, and such agreement and assumption shall not inure to the benefit of the obligees of any indebtedness or any other party whomsoever, it being the intention of the parties that no one shall be deemed to be a third-party beneficiary of this Agreement.

             11.13. NO WAIVER. A party's failure to insist on the strict performance of any covenant or duty required by the Agreement, or pursue any remedy under the Agreement, shall not constitute a waiver of the breach of the remedy.

             11.14. NOTICES. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or delivered by overnight commercial carrier or sent by registered or certified mail, postage prepaid, return receipt requested. Such notice shall be deemed served on the day actually personally served or the third day after the notice was placed in the mail or overnight delivery service.

             11.15. NUMBER AND GENDER. Where the context in which words are used in this Agreement indicates that such is the intent, the words in the singular number shall include the plural and vice versa, and the words in the masculine gender shall include the feminine and neuter genders and vice versa.

             11.16. SEVERABILITY. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

             11.17. TIME OF ESSENCE. Time is of the essence of this Agreement.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement and it shall be effective as of the date set forth above.

SPACEDEV INC.



By: /s. James W. Benson                           /s/ Alan M. Voorhees
   ---------------------------                    ------------------------------
   Name: James W. Benson                               Alan M. Voorhees
   Title: President

                     SCHEDULE A - DESCRIPTION OF TECHNOLOGY

The TECHNOLOGY shall mean and include all of the assets purchased by Voorhees from AMROC related to hybrid propulsion systems, including but not limited to the following:

          A. All of the AMROC patents, including, but not limited to: (1) United States Patent 5,339,625 issued August 23, 1994, entitled "Hybrid rocket motor solid fuel grain"; (2) United States Patent 5,119,627 issued Jun. 9, 1992, entitled "Embedded pressurization system for hybrid rocket motor"; and
                  (3) United States Patent 5,582,001 issued Dec. 10, 1996, entitled "Hybrid rocket combustion enhancement".

          B. Any and all foreign patents and patent applications as filed by the American Rocket Company.

          C. Any and all engineering, drawings, designs, formulas, computer models, and know-how along with all equipment and other items of tangible personal property related to or required to further develop, manufacture, sell, or make use of the Technology.

          D. Any and all patent rights, applications, trade names, trademarks, copyrights, business contracts, vendor lists, and other information and intellectual property concerning the Technology.

          E. Any and all data files, documentation, files, telephone numbers, computer disks, computer tapes, computer programs and all other data used in connection with the Technology.

          F. All stand alone rocket motor modules derived from the Technology and integrated launch systems whose primary propulsion is derived from the Technology.

                          SCHEDULE B - FORM OF WARRANT

     THE TRANSFER OF THIS WARRANT IS SUBJECT TO RESTRICTIONS CONTAINED HEREIN. THIS WARRANT HAS BEEN ISSUED IN RELIANCE UPON THE REPRESENTATION OF THE HOLDER THAT IT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARDS THE RESALE OR OTHER DISTRIBUTION THEREOF. NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THE SALE OR TRANSFER OF THIS WARRANT OR ANY STOCK ISSUED PURSUANT TO THIS WARRANT MAY BE ILLEGAL UNLESS FIRST REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION") OR SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER ONE OF THE COMMISSION'S RULES.


                                 SPACEDEV, INC.
                             A Colorado Corporation

                          COMMON STOCK PURCHASE WARRANT

THIS CERTIFIES that, pursuant to the agreement (the "Agreement") dated August _____, 1998 by and between Alan M. Voorhees (the "Holder") and SPACEDEV, INC., a Colorado corporation (hereinafter called the "Corporation"), the Holder shall receive Warrants entitling the Holder to purchase from the Corporation shares of common stock par value $.0001 per share, (the "Common Stock") as set forth below:

          1. WARRANT TO PURCHASE:

Number of Shares: ___________________

Date First Available to be Exercised:_____________________

This Warrant Expires and no shares hereunder may be purchased after (the "Expiration Date") __________________.


          2. EXERCISE PRICE. Holder shall be entitled to exercise the Warrants at the a price equal to $ _____________ per share of Common Stock.

          3. EXERCISE OF WARRANT.

               3.1. The rights represented by this Warrant may be exercised by the Holder, at any time or from time to time prior to the Expiration Date, in whole or in part, but not as to a fractional share of Common Stock, by the surrender of this Warrant (properly endorsed) at the office of the Corporation as it may designate by notice in writing to the Holder hereof at the address of the Holder appearing on the books of the Corporation, and by payment to the Corporation of the Warrant Price in cash or by certified or official bank check, for each share being purchased.

               3.2. In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Holder, or its nominee or other party designated in the purchase form by the Holder hereof, shall be delivered to the Holder within sixty (60) business days after the date in which the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired or has been exercised in full, a new Warrant representing the number of shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such time.

               3.3. The person in whose name any certificate for shares of Common Stock is issued upon exercise of this Warrant shall for all purposes be deemed to have become the Holder of record of such shares on the date on which this Warrant was surrendered and payment of the Warrant Price, except that, if the date of such surrender and payment is a date on which the stock transfer books of the Corporation are closed, such person shall be deemed to have become the Holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. No fractional shares shall be issued upon exercise of this Warrant and no payment or adjustment shall be made upon any exercise on account of any cash dividends on the Common Stock issued upon such exercise. If any fractional interest in a share of Common Stock would, be delivered upon such exercise, the Corporation, in lieu of delivery of a fractional share thereof shall pay to the Holder an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation (the "Board").

          4. PROTECTION AGAINST DILUTION. The Exercise Price for the Common Stock and number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment from time to time as follows:

               4.1. DIVIDENDS, SUBDIVISIONS, RECLASSIFICATIONS, ETC. In case at any time or from time to time after the date of this Warrant, the Corporation shall (i) take a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend or a distribution on the Common Stock payable in Common Stock or other class of securities, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, then, and in each such case, the Exercise Price in effect at the time of the record date for such dividend or distribution or the Effective date of such subdivision, combination or reclassification shall be adjusted in such a manner that the Exercise Price for the shares issuable upon exercise of the Warrants immediately after such event shall bear the same ratio to the Exercise Price in effect immediately prior to any such event as the total number of shares of Common Stock outstanding immediately prior to such event shall bear to the total number of shares of Common Stock outstanding immediately after such event.

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

               4.2. ADJUSTMENT OF NUMBER OF SHARES PURCHASABLE. When any adjustment is required to be made in the Exercise Price under this Section 4,
(i) the number of shares of Common Stock issuable upon exercise of the Warrants shall be changed (upward to the nearest full share) to the number of shares determined by dividing (x) an amount equal to the number of shares issuable pursuant to the exercise of the Warrants immediately prior to the adjustment multiplied by the Exercise Price in effect immediately prior to the adjustment, by (y) the Exercise Price in effect immediately after such adjustment, and (ii) upon exercise of the Warrant, the holder will be entitled to receive the number of shares or other securities referred to in Section 4.1 that such holder would have received had the Warrant been exercised prior to the events referred to in
Section 4.1.

               4.3. ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER, ETC. In case of any reorganization or consolidation of the Corporation with, or any merger of the Corporation with or into, another entity (other than a consolidation or merger in which the Corporation is the surviving corporation) or in case of any sale or transfer to another entity of the majority of assets of the Corporation, the entity resulting from such reorganization or consolidation or surviving such merger or to which such sale or transfer shall be made, as the case may be, shall make suitable provision (which shall be fair and equitable to the holders of Warrants) and shall assume the obligations of the Corporation hereunder (by written instrument executed and mailed to each holder of the Warrants then outstanding) pursuant to which, upon exercise of the Warrants, at any time after the consummation of such reorganization, consolidation merger or conveyance, the holder shall be entitled to receive the shares or other securities or property that such holder would have been entitled to upon consummation if such holder had exercise the Warrants immediately prior thereto, all subject to further adjustment as provided in this Section 4.

               4.4. CERTIFICATE AS TO ADJUSTMENTS. In the event of adjustment as herein provided in paragraphs of this Section 4, the Corporation shall promptly mail to each Warrant holder a certificate setting forth the Exercise Price and number of shares of Common Stock issuable upon exercise after such adjustment and setting forth the kind and amount of share so other securities or property into which the Warrants shall be exercisable after any adjustment of the Exercise Price as provided herein.

               4.5. MINIMUM ADJUSTMENT. Notwithstanding the foregoing, no certificate as to adjustment of the Exercise Price hereunder shall be made if such adjustment results in a change in the Exercise Price then in effect of less than two cents ($0.02) and any adjustment of less than two cents ($0.02) of any Exercise Price shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, together with the adjustment or adjustments so carried forward, amounts to two cents ($0.02) or more; provided however, that upon the exercise of a Warrant, the Corporation shall have made all necessary adjustments (to the nearest cent) not theretofore made to the Exercise Price up to and including the date upon which such Warrant is exercised.

               4.6. NO IMPAIRMENT. The Corporation shall not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of the Warrants, but will at all times in good faith take any and all action as may be necessary in order to protect the rights of the holders of the Warrants against impairment. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon the exercise of this Warrant as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of this Warrant and other Warrants owned by the Holder. The Corporation shall from time to time in accordance with applicable law increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit exercise of this Warrant and other Warrants owned by the Holder. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.

               4.7. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without deduction to the Holders of this Warrant for any issuance tax in respect thereof provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of Holder of this Warrant.

               4.8. The Corporation will at no time close its transfer books against the transfer of the shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant

          5. NOTICE OF RECORD DATES.

               5.1. In the event of:

                    (a) Any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend or other distribution (other than cash dividends out of earned surplus), or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

                    (b) Any capital reorganization of the Corporation, any reclassification, or recapitalization of the capital stock of the Corporation, or any transfer of all or substantially all the assets of the Corporation to, or consolidation or merger of the Corporation with or into any other corporation; or

                    (c) Any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then and in each such event the Corporation will give notice to the Holder of this Warrant specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the Holders of record of Common Stock will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be given at least 10 days and not more than 90 days prior to the date therein specified, and such notice shall state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act of 1933 or to a favorable vote of shareholders, if either is required.

          6. REGISTRATION RIGHTS.

               6.1. REGISTRATION OF THE COMMON STOCK. At the request of the holder, the Corporation agrees to file with the Securities and Exchange Commission (the "Commission") at the Holder's expense a shelf registration statement under Rule 415 of the Securities Act or other appropriate registration statement if a shelf registration is not available under the Securities Act (a "Registration Statement"), covering the resale of the Warrants and all of the shares of the Common Stock that may be issued upon exercise of the Warrants ("Warrant Shares") in the event that holders of at least 50,000 Warrants (or Warrant Shares) request such registration. The holders of Warrants and/or Warrant Shares may also request "piggyback" registration of their Warrants and Warrant Shares. Upon any of such requests, the Corporation will:

                    (a) provide written notice (the "Notice") of such request within 10 days of the receipt of such request to each holder of Warrants and/or Warrant Shares not a party to the request;

                    (b) use its best efforts to have such Registration Statement declared effective and to keep it effective for a period of 180 days (the "Effective Period");

                    (c) give each holder of Warrants and/or Warrant Shares, their underwriters, if any, and their counsel and accountants a reasonable opportunity to participate in the preparation of the Registration Statement and give such persons reasonable access to its books, records, officers and independent public accountants;

                    (d) furnish to each holder of Warrants and/or Warrant Shares such numbers of copies of prospectuses, and supplements or amendments thereto, and such other documents as such holder reasonably requests;

                    (e) register or qualify the securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions within the United States as any holder of Warrants and/or Warrant Shares shall reasonably request, and do such other reasonable acts and things as may be required of it to enable such holders to consummate the sale or other disposition in such jurisdictions of the Warrants and/or Warrant Shares;

                    (f) furnish, at the request of the holders of Warrants and/or Warrant Shares, on the date Warrant Shares are delivered to the Underwriters for sale pursuant to such registration, or, if such Warrants and/or Warrant Shares are not being sold through underwriters, on the date the Registration Statement with respect to such Warrants and/or Warrant Shares becomes effective, (A) a securities opinion of counsel representing the Corporation for the purposes of such registration covering such legal matters as are customarily included in such opinions and (B) letters of the firm of independent public accountants that certified the financial statements included in the Registration Statement, addressed to the underwriters, covering substantially the same matters as are customarily covered in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other financial matters as such holders (or the underwriters, if any) may reasonably request;

                    (g) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission;

                    (h) enter into and perform an underwriting agreement with respect to the sale of the holders' Warrant Shares with the managing underwriter, if any, selected by the Holder, containing customary (A) terms of offer and sale of the securities, payment provisions, underwriting discounts and commissions and (B) representations, warranties, covenants, indemnities, terms and conditions; and

                    (i) keep the holders of the Warrants and/or Warrant Shares advised as to the initiation and progress of the registration.

          The Corporation further agrees to supplement or make amendments to each Registration Statement, if required by the rules, regulations or instructions applicable to the registration form utilized by the Corporation or by the Securities Act or rules and regulations thereunder for such Registration Statement. Notwithstanding the foregoing, if for any reason the effectiveness of a Registration Statement is delayed or suspended or it ceases to be available for sales of Warrants and/or Warrant Shares thereunder, the Effective Period shall be extended by the aggregate number of days of such delay, suspension or unavailability.

               6.2. LISTING ON SECURITIES EXCHANGE. If the Corporation shall list or maintain the listing of any shares of Common Stock on any securities exchange or national market system, it will at its expense and as necessary to permit the registration and sale of the Warrants and/or Warrant Shares hereunder, list thereon, maintain and, when necessary, increase such listing to include such Warrants and/or Warrant Shares.

               6.3. REGISTRATION NOT REQUIRED. Notwithstanding the foregoing, the Corporation shall not be required to file or maintain the effectiveness of a registration statement relating to Warrants and/or Warrant Shares after the first date upon which, in the opinion of counsel to the Holder, all of the Warrants and/or Warrant Shares covered thereby could be sold by the holders thereof in any period of three months pursuant to Rule 144 under the Securities Act, or any successor rule thereto.

               6.4. INDEMNIFICATION.

                    (a) In connection with the Registration Statement, the Corporation agrees to indemnify holders of Warrants and/or Warrant Shares within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement of a material fact contained in the Registration Statement, preliminary prospectus or prospectus (as amended or supplemented if the Corporation shall have furnished any amendments or supplements thereto) or caused by any omission or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement, alleged untrue statement, omission, or alleged omission based upon information furnished to the Corporation by the holders of Warrants and/or Warrant Shares expressly for use therein. The Corporation and each officer, director and controlling person of the Corporation shall be indemnified by each holder of Warrants and/or Warrant Shares covered by the Registration Statement for all such losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any such untrue, or alleged untrue, statement or any such omission, or alleged omission, based upon information furnished to the Corporation by the holders of Warrants and/or Warrant Shares expressly for use therein in a writing signed by the holder.

                    (b) Promptly upon receipt by a party indemnified under this
Section 6.4 of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 6.4, such indemnified party shall notify the Corporation in writing of the commencement of such action, but the failure to so notify the Corporation shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.4 unless such failure shall materially adversely affect the defense of such action. In case notice of commencement of any such action shall be given to the Corporation as above provided, the Corporation shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the Corporation agrees to pay the same, (ii) the Corporation fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that representation of such indemnified party and the Corporation by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the Corporation shall not have the right to assume the defense of such action on behalf of such indemnified party). No indemnifying party shall be liable for any settlement entered into without its consent.

               6.5. CONTRIBUTION.

                    (a) If for any reason the indemnification provisions contemplated by Section 6.5 are either unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the party that would otherwise be required to provide indemnification or the indemnifying party (in either case, for purposes of this Section 6.5, the "Indemnifying Party") in respect of such losses, claims, damages or liabilities, shall contribute to the amount paid or payable by the party that would otherwise be entitled to indemnification or the indemnified party (in either case, for purposes of this Section 6.5, the "Indemnified Party") as a result of such losses, claims, damages, liabilities or expense, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party. In no event shall any holder of Warrants and/or Warrant Shares covered by the Registration Statement be required to contribute an amount greater than the dollar amount of the proceeds received by such holder from the sale of Warrants and/or Warrant Shares pursuant to the registration giving rise to the liability.

                    (b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.5 were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person or entity determined to have committed a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                    (c) The contribution provided for in this Section 6.5 shall survive the termination or exercise of this Warrant and shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.

          7. NO SHAREHOLDER RIGHTS OR LIABILITIES. This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Corporation. No provision hereof, in the absence of affirmative action by the Holder hereof to purchase shares of Common Stock, and no mere enumeration hereon of the rights or privileges of the Holder hereof shall give rise to any liability of such Holder for the Warrant Price or as a shareholder of the Corporation, whether such liability is asserted by the Corporation or by creditors of the Corporation.

          8. REPRESENTATIONS OF HOLDER. The Holder hereby represents and acknowledges to the Corporation that:

               8.1. This Warrant, the Common Stock issuable upon exercise of this Warrant, and any securities issued with respect to either of them by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation or other reorganization will be "restricted securities" as such term is used in the rules and regulations under the Securities Act and that such securities have not been and will not be registered under the Securities Act or any state securities law, and that such securities must be held indefinitely unless registration is effected or transfer can be made pursuant to appropriate exemptions;

               8.2. He has read, and fully understands, the terms of this Warrant set forth on its face and the attachment hereto, including the restrictions on transfer contained herein;

               8.3. He has either a pre-existing personal or business relationship with the Corporation or one of its officers, directors or controlling persons;

               8.4. He is receiving this Warrant for investment and for its own account and not with a view to or for sale in connection with any distribution of this Warrant or the Common Stock of the Corporation issuable upon exercise of this Warrant, and it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein will prevent Holder from transferring such securities in compliance with the terms of this Warrant and the applicable federal and state securities laws;

               8.5. He is an "accredited investor" within the meaning of paragraph (a) of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission.

               8.6. He has been afforded access to the Corporation's financial and business information through disclosure meetings or otherwise, and has had an opportunity to ask the Corporation's officers questions regarding the Corporation and its financial and business condition and to get independent advice from a professional or investment advisor concerning the investment; and it will not exercise the Warrant unless the same is true with respect to its decision to exercise;

               8.7. He has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of this investment and to protect its own interest;

               8.8. He acknowledges that an investment in the Corporation and this Warrant involves a high degree of risk; and

               8.9. This Warrant, or any substitution warrant, issued to Holder (or his assigns) is subject to the following legend condition:

          "THE TRANSFER OF THIS WARRANT IS SUBJECT TO RESTRICTIONS CONTAINED HEREIN. THIS WARRANT HAS BEEN ISSUED IN RELIANCE UPON THE REPRESENTATION OF THE HOLDER THAT IT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARDS THE RESALE OR OTHER DISTRIBUTION THEREOF. NEITHER THIS WARRANT

          NOR THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933."

               8.10. The Corporation may affix the following legend (in addition to any other legend(s), if any, required by applicable state corporate and/or securities laws) to certificates for shares of Common Stock (or other securities) issued upon exercise of this Warrant ("Warrant Shares"):

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT"

          9. NOTICE OF PROPOSED TRANSFERS. The Holder of this Warrant, by acceptance hereof, agrees to comply in all respects with the provisions of this agreement. Prior to any proposed transfer of this Warrant or any Warrant Shares, unless there is in effect a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering the proposed transfer, the Holder of such securities shall give written notice to the Corporation of such Holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in compliance with Rule 144) by either (1) a written opinion of legal counsel who shall be reasonably satisfactory to the Corporation addressed to the Corporation and reasonably satisfactory in form and substance to the Corporation's counsel, to the effect that the proposal transfer of the Warrant and/or Warrant Shares may be effected without registration under the Securities Act, or (ii) a "no action" letter from the U.S. Securities and Exchange Commission (the "Commission") to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that enforcement action be taken with respect thereto, whereupon the Holder of such securities shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the Holder to the Corporation. Each new certificate evidencing the Warrant and/or Warrant Shares so transferred shall bear the appropriate restrictive legends set forth herein, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for the Corporation, such legend is not required in order to establish or assist in compliance with any provisions of the Securities Act or any applicable state securities laws.

          10. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Corporation may, on such terms as to indemnity or otherwise as it may in its discretion reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Corporation, whether or not the allegedly lost, stolen, mutilated or destroyed. The Warrant shall be at any time enforceable by anyone.

          11. PRESENTMENT. Prior to due presentment for registration of transfer of this Warrant, the Corporation may deem and treat the Holder as the absolute owner of the Warrant, notwithstanding any notation of ownership or other writing thereon, for the purpose of any exercise thereof and for all other purposes, and the Corporation shall not be affected by any notice to the contrary.

          12. NOTICE. Notice or demand pursuant to this Warrant shall be sufficiently given or made, if sent by first-class mail, postage prepaid, addressed, if to the Holder of this Warrant, to the Holder at has last known address as it shall appear in the records of the Corporation, and if to the Corporation to the Secretary of the Corporation at the registered offices of the corporation. The Corporation may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 9 for the giving of notice.

          13. GOVERNING LAW. The validity, interpretation and performance of this Warrant shall be governed by the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws.

          14. SUCCESSORS, ASSIGNS. Subject to the restrictions on transfer by Holder set forth herein, all the terms and provisions of the Warrant shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

          15. SEVERABILITY. Should any part but not the whole of this Warrant for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Warrant had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Warrant without including therein any such part which may, for any reason, be hereafter declared invalid,

          16. GENDER AND NUMBER. In this Warrant, the masculine, feminine and neuter genders and the singular and plural shall be deemed to include one another as appropriate.

          17. CAPTIONS. The descriptive headings of the various Sections or parts of this Warrant are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed and delivered on and as of the day and year first above written.

         SPACEDEV, INC.
         a Colorado corporation


         By: /s/ James Benson
            -------------------------------
              James Benson, President

          The undersigned Holder agrees and accepts this Warrant and acknowledges that he has read and confirms each of the representations contained herein.


                                             /s/ Alan M. Voorhees
                                             ----------------------------
                                                    Holder